Exhibit 99.1

NEWS RELEASE Dayton, OH November 30, 2005

MTC Technologies, Inc.

4032 Linden Ave

Dayton, OH 45432

www.mtctechnologies.com

FOR IMMEDIATE RELEASE

TUESDAY, NOVEMBER 30, 2005

MTC Announces Update on Acquisition and Issues Final 2005 Full Year Guidance

Dayton, Ohio, November 30– MTC Technologies, Inc. (Nasdaq: MTCT), a significant provider of engineering, technical, and management services to the Department of Defense and national security agencies, today announced anticipated financial results for 4th quarter and full year 2005.

MTC also announced that the expected acquisition, for which the Company delayed its 4th quarter and full year 2005 guidance, will not occur this year. Conditions necessary for the acquisition to occur were not able to be satisfied and may never be satisfied. However, MTC will continue to monitor the situation, as the target company remains an extremely attractive strategic fit for the Company.

MTC announced that it was narrowing the range on its 4th quarter and full year 2005 Net Income and Earnings per Share guidance to:

Full Year 2005
Net Income Guidance – Revised	$21.2 million to $21.7 million
Previous Net Income Guidance	$20.9 million to $22.3 million

Diluted Earnings per Share Range – Revised	$1.34 to $1.37
Previous Diluted Earnings per Share Guidance	$1.32 to $1.41

4th Quarter 2005
Net Income Guidance – Revised	$5.3 million to $5.8 million
Previous Net Income Guidance	$5.1 million to $6.4 million

Diluted Earnings per Share Range – Revised	$0.34 to $0.37
Previous Diluted Earnings per Share Guidance	$0.32 to $0.40

MTC also narrowed and lowered the range for its 4th quarter and full year 2005 revenue guidance, primarily as the result of certain lower margin business being deferred into 2006. Revenue guidance for 2005 has been reduced by about $13 million or about 3% at the midpoint of the guidance range:

Full Year 2005
Revenue Guidance – Revised	$373 million to $377 million
Previous Revenue Guidance	$384.9 million to $390.2 million

4th Quarter 2005
Revenue Guidance – Revised	$96.8 million to $100.8 million
Previous Revenue Guidance	$108.7 million to $114.0 million

In addition to the business delays referenced above, MTC continues to experience a lack of funding for its $47 million Army reset contract in Speyer, Germany. Originally, MTC anticipated 2005 revenue of about $20 million on this contract, which was later lowered to $15 million. As reported during the Company’s 3rd quarter conference call, MTC further reduced its expectations to about $5 million in 2005 revenue on this contract.

At that time, it was anticipated that even with this disappointment, the Company would meet its full year revenue guidance. Unfortunately, delays in other programs resulted in the need to further reduce revenue guidance for 2005. However, these delays were on programs with significant material and subcontract purchase components, which inherently have lower margins than the Company’s direct work. Therefore these decreases in revenue did not result in net income and earnings per share being reduced outside of the Company’s previous guidance range.

As the Company looked to 2006, customer expectations were such that approximately $30-$35 million would have been a reasonable expectation for the Speyer contract revenue. However, the Army’s continued lack of funding for this contract, even though there are a substantial number of vehicles requiring refurbishment, has created significant doubt as to how well, if at all, this contract will be funded in 2006.

Due to the significant impact of this contract on the Company’s 2006 forecast, the Company will not be issuing 2006 guidance until it reports its 4th quarter results in February 2006.

The Company notes, however, that should there be no further funding of the Speyer contract, MTC would anticipate organic growth of 10-15% in 2006 and an EBITDA percentage of revenue in excess of 11%. Depending on the extent of any additional funding on the Speyer contract, the organic growth percentage could improve.

Anticipated 4th quarter results for 2005, assuming achievement of the mid-point of the revised 2005 guidance, compare to 4th quarter 2004 as follows:

•	Revenue up $22.4 million or 29% (16% organic) over 4th quarter 2004

•	Net Income up $0.6 million or 12% over 4th quarter 2004

•	Earnings per share up 9% to $0.35 as compared to 4th quarter 2004

•	EBITDA of approximately $11.9 million or 12% of revenue, an increase of $2.6 million or 28% over 4th quarter of 2004.

Anticipated full year results for 2005, assuming achievement of the mid-point of the guidance, compare to full year 2004 as follows:

•	Revenue up $102 million or 37% (17% organic growth)

•	Net Income up $ 3.8 million or 21%

•	Earnings per share of $1.35, a 17% increase

•	EBITDA of approximately $45.1 million or 12% of revenue, an increase of 41%

Conference Call: Hosted by MTC senior management, a conference call has been scheduled for 9:00 a.m. Eastern Standard Time (6:00 a.m. Pacific Time) on December 1, 2005. The call will be webcast simultaneously through a link on the Investor Relations section of the Company’s website at www.mtctechnologies.com. To listen to the live call, please go to the website 15 minutes early to register, download, and install any necessary audio software. A replay of the webcast will remain available for 15 days.

MTC, through its wholly owned subsidiaries, provides systems engineering, information technology, intelligence, and program management services to the federal government. Cited by BusinessWeek as the 11th fastest growing small company in the United States, by Forbes as 23rd of America’s 200 best small businesses, by Washington Technology as 59th in revenue growth among the “Top 100” of IT Federal Prime Contractors, and ranked 2nd by Aviation Week & Space Technology as the “Top Performing Small Company,” MTC employs approximately 2,700 people in more than 40 locations. The company was founded in 1984 and is headquartered in Dayton, Ohio.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not present or historical facts, including without limitation the Company’s results for the 4th quarter and full year 2005 and beyond, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. These risks and uncertainties include: risks related to the growth of our FAST program, including strains on resources and decreases in operating margins; federal government audits and cost adjustments; differences between authorized amounts and amounts received by us under government contracts; government customers’ failure to fund or exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; our ability to attract and retain qualified personnel; our ability to retain contracts during re-bidding processes; pricing pressures; undertaking acquisitions that might increase our costs or liabilities or be disruptive; integration of acquisitions; and changes in general economic and business conditions. For more information concerning these risks and uncertainties, see the Securities and Exchange Commission filings for MTC. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time, and we specifically disclaim any obligation to update these statements.

For further information on MTC, visit the website at http://www.mtctechnologies.com.

Investor Relations & Media Contact:

Dan Bigelow, Director, Investor Relations & Corporate Communications

937-252-9199 or daniel.bigelow@mtctechnologies.com.

For Other Information Contact:

Michael Gearhardt, Chief Financial Officer, 937-252-9199 or

michael.gearhardt@mtctechnologies.com